                                                                    EXHIBIT 12.2


                           PENN NATIONAL GAMING, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIO)


                                                                                                        NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                    SEPTEMBER 30
                                                ----------------------------------------------------   -------------------
                                                  1996       1997       1998       1999       2000       2000        2001
                                                --------   --------   --------   --------   --------   --------   --------
Earnings, as defined:
Income from continuing operations
 before provision for income taxes              $ 9,304    $ 6,077    $12,022    $10,510    $28,712    $24,840    $ 68,169
 Add:
     Interest expense                               506      4,591      8,374      8,667     22,843     11,004      32,461
     Estimate of interest included in
        rental expense                              334        269        390        432      1,178        380         335
     Amortization of capitalized debt
        costs and premium on debt                    34        296        430        946      1,555        898       1,774

Earnings, as defined                            $10,178    $11,233    $21,216    $20,555    $54,288    $37,122    $102,739

Fixed Charges:
Interest expense                                $   506    $ 4,591    $ 8,374    $ 8,667    $22,843    $11,004    $ 32,461
Estimate of interest included in
    rental expense                                  334        269        390        432      1,178        380         335
Amortization of capitalized debt costs
   an premium on debt                                34        296        430        946      1,555        898       1,774
Capitalized interest                                 --         --         --         --        229         58         216
                                                -------    -------    -------    -------    -------    -------    --------
Total Fixed charges                             $   874    $ 5,156    $ 9,194    $10,045    $25,805    $12,340    $ 34,786
                                                =======    =======    =======    =======    =======    =======    ========

Ratio of earnings to fixed charges                 11.7        2.2        2.3        2.1        2.1        3.0         3.0